IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF TEXAS
MARSHALL DIVISION

CALYPSO WIRELESS, INC., and
DRAGO DAIC

Plaintiffs,

Case No. 2:08-CV-00441

v.

Jury Demanded

T-MOBILE USA, INC.

Defendant.

JOINT STIPULATION

This Stipulation is made by, between and among Drago Draic ("Daic"), Calypso Wireless, Inc. ("Calypso") and Jimmy Williamson, P.C. ("Williamson P.C.").

WHEREAS, Daic and other parties sued Calypso and other parties in a lawsuit styled Drago Daic, et al v. Calypso Wireless, Inc., et al, Cause No. 2004-63048 in the 151st District Court of Harris County, Texas (the "Daic Lawsuit");

WHEREAS, a Final Judgment was entered in the Daic Lawsuit, in favor of Daic and against Calypso and other parties on or about December 8, 2006 (the "Daic Judgment");

WHEREAS, Daic and Calypso entered into a Settlement Agreement dated April 3, 2008 in an effort to resolve disputes between them (the "2008 Agreement");

WHEREAS, an Amended and Restated Settlement Agreement dated April 3, 2009 (the "2009 Agreement") was subsequently signed by Daic, and for Williamson P.C. by Cyndi Rusnak as its authorized representative, and for Calypso by Richard S. Pattin, its President;

WHEREAS, Calypso contends, in pleadings filed by Calypso in the matter of Calypso Wireless, Inc., et al v. T-Mobile USA, Inc., Case No. 2:08-cv-00441, in the U.S. District Court for the Eastern District of Texas, Marshall Division (the "T-Mobile Lawsuit"), that the 2009 Agreement is not an enforceable contract;

WHEREAS, Calypso claims ownership of U.S. Patent No. 6,680,923 (the "'923 Patent"), which is also the patent asserted against the Defendant in the T-Mobile Lawsuit, as well as ownership of U.S. Nos. 6,385,306, 6,795,996, 6,839,412 and 7,031,439, PCT No. PCT/US01/07528 and U.S. Patent Application No. 11,040,482 (all being collectively identified with the '923 Patent herein as the "Calypso IP");

WHEREAS, the T-Mobile Lawsuit was filed before April 3, 2009 naming Calypso as the sole plaintiff;

WHEREAS, Daic was named an additional plaintiff in the T-Mobile Lawsuit by amended complaint filed before April 3, 2009;

WHEREAS, Williamson P.C. has not been named an additional plaintiff in the T-Mobile Lawsuit since it was filed;

WHEREAS, the Defendant in the T-Mobile Lawsuit has moved for dismissal asserting a possible or perceived defect of parties or lack of standing because of steps previously taken to enforce the 2009 Agreement and/or because of the terms and provisions of the 2008 Agreement;

WHEREAS, if the 2009 Agreement is considered an enforceable contract, it would not be necessary for Williamson P.C. or any other person to be joined as an additional plaintiff in the T-Mobile Lawsuit in order to cure any possible, arguable or perceived defect of parties or issue of standing;

WHEREAS, Calypso contends, in pleadings filed by Calypso in the matter of Calypso Wireless, Inc. v. Drago Daic, et al, Cause No. 2010-02545, in the 333 Judicial District Court of Harris County, Texas (the "Pending State Court Lawsuit"), that the 2009 Agreement is not an enforceable contract;

WHEREAS, Calypso also contends, in both the T-Mobile Lawsuit and the Pending State Court Lawsuit that Daic and/or Williamson P.C. are not entitled to obtain or transfer ownership of the Calypso IP under the 2008 Agreement;

WHEREAS, Calypso, Daic and Williamson P.C. desire to, without prejudice, reduce their respective litigation costs and to avoid or reduce disruption of the patent infringement claims asserted in the T-Mobile Lawsuit;

NOW, THEREFORE, Calypso, Daic and Williamson P.C. hereby stipulate and agree as follows:

  Daic and Williamson P.C. agree, without prejudice, that each will not contest the conclusion asserted by Calypso in the T-Mobile Lawsuit and the Pending State Court Lawsuit that the 2009 Agreement is not an enforceable contract; and, therefore, Calypso, Daic and Williamson P.C. stipulate and agree that the 2009 Agreement shall not hereafter be considered an enforceable contract. This includes, without limitation, any other and further agreements included or referenced as exhibits in the 2009 Agreement and/or executed in conjunction with execution of the 2009 Agreement.

  Calypso, Daic and Williamson P.C. will not take or proceed with any action to enforce the 2009 Agreement, including any action by Daic and/or Williamson P.C. under the 2009 Agreement to transfer or sell any of the Calypso IP.

  Without prejudice to any claim or defense any of Calypso, Daic and/or Williamson P.C. has or may have, with respect to the 2008 Agreement, whether or not presently or previously asserted in the T-Mobile Lawsuit or the Pending State Court Lawsuit, Calypso, Daic and Williamson P.C. agree that the 2008 Agreement is subject to enforcement as if the 2009 Agreement had not ever been signed.

  To cure any possible, arguable or perceived defect of parties or issue of standing in the T-Mobile Lawsuit, in view of the terms and provisions of the 2008 Agreement, Williamson P.C. will be joined as an additional plaintiff on motion to be filed by Calypso and/or jointly by Calypso, Daic and/or Williamson P.C.

  Calypso, Daic and Williamson P.C. will resolve any and all existing disputes relating to the 2008 Agreement and/or to ownership of the Calypso IP in the Pending State Court Lawsuit. Calypso's claims, cross-claims and/or third-party claims filed in the T-Mobile Lawsuit against Daic, Williamson P.C. and/or Kelly Stephens will be dismissed, without prejudice, by stipulation of dismissal or by motion of Calypso unopposed by at least Daic and Williamson P.C. Calypso's claims regarding Kelly Stephens and/or the 2009 Agreement in the Pending State Court Lawsuit will also be dismissed without prejudice, by stipulation, unopposed motion or amended pleading.

  Daic and Williamson P.C. will not act to transfer, sell or foreclose upon, any of the Calypso IP under the terms and provisions of the 2008 Agreement, prior to the earlier of an adjudication of Calypso's claims relating to the 2008 Agreement in the Pending State Court Lawsuit, or the dismissal of Calypso's claims in the Pending State Court Lawsuit, or entry of an Order in the Pending State Court Lawsuit authorizing Daic and/or Williamson P.C. to obtain ownership or possession of, or to transfer, sell or foreclose upon any of the Calypso IP.

  Calypso will not act to transfer, sell or otherwise encumber the Calypso IP prior to the earlier of an adjudication of Calypso's claims relating to the 2008 Agreement in the Pending State Court Lawsuit, or the dismissal of Calypso's claims in the Pending State Court Lawsuit, or entry of an Order in the Pending State Court Lawsuit authorizing Calypso to obtain ownership or possession of, or to transfer, sell or foreclose upon any of the Calypso IP. This paragraph does not limit Calypso’s right or ability — subject to the terms of the 2008 Agreement — to transfer any of the Calypso IP to third parties (e.g., T-Mobile).

  At and from the date this Stipulation is signed by Daic, Calypso and Williamson P.C., Calypso will be the party responsible for management of the T-Mobile Lawsuit in accordance with the terms and provisions of the 2008 Agreement.

  Should Calypso's present attorneys of record withdraw from representing Calypso before trial in the T-Mobile Lawsuit, Daic and Williamson P.C. shall have the right to manage the claims asserted against T-Mobile for purposes of proceeding with the T-Mobile Lawsuit.

  Calypso, Daic and Williamson P.C. jointly agree to request the Courts to cancel the preliminary injunction hearing previously scheduled in the T-Mobile Lawsuit for February 10, 2010, and the temporary injunction hearing scheduled in the State Court Lawsuit for February 12, 2010. Daic and Williamson P.C. also agree that the $50,000 and $25,000 bonds posted by Calypso in the T-Mobile Lawsuit and State Court Lawsuit, may be refunded to Calypso, and to make any filing with the Courts as may be necessary for the bonds to be refunded to Calypso.

  Calypso, Daic and Williamson P.C. jointly agree to join Williamson P.C. as an additional plaintiff, along with Calypso and Daic, in the T-Mobile Lawsuit.

  Any and all documents necessary to restore ownership and record ownership of the Calypso IP to the state existing prior to execution of the 2009 Agreement will be executed and/or recorded by or at the direction of Calypso, Daic and/or Williamson, P.C., including, without limitation, such documents as are reasonably necessary to restore to Calypso, Daic and/or Williamson P.C. any ownership or interest transferred or purportedly transferred to Kelly Stephens, Trustee, on or about November 19, 2009.

  Nothing herein shall be construed to reflect, express, contain or require any admission of liability or wrongdoing by any party, nor with respect to the merits of all or any part of one party's claim against any other party in or in connection with the T-Mobile Lawsuit or the Pending State Court Lawsuit.

  Calypso, Daic and Williamson P.C agree to sign, approve and/or file with the appropriate authority(ies) such other and further documents as may reasonably be necessary to give effect to the foregoing provisions of this Stipulation.

>

Dated: February 8, 2010

Respectfully submitted,

/s Timothy W. Johnson s/
Guy E. Matthews (lead counsel)
State Bar No. 13207000
Timothy W. Johnson
State Bar No. 24002366
Matthew C. Juren
State Bar No. 24065530
Matthews, Lawson & Bowick, PLLC
2000 Bering Drive, Suite 700
Houston, Texas 77057
(713) 355-4200 (Telephone)
(713) 355-9689 (Facsimile)
Email: gmatthews@matthewsfirm.com
tjohnson@matthewsfirm.com mjuren@matthewsfirm.com
ATTORNEYS FOR PLAINTIF DRAGO DAIC and for WILLIAMSON P.C.

/s/ Anthony Miller/s/
Paul V. Storm (lead counsel)
State Bar No. 19325350
Anthony P. Miller
State Bar No. 24065598
Michael Leach
State Bar No. 24065598
Storm, LLP
901 Main Street, Suite 7100
Dallas, TX 75202
(214) 347-4700
(214) 347-4799
Email: paulstorm@stormllp.com
amiller@stormllp.co
mleach@stormllp.com
ATTORNEYS FOR PLAINTIFF CALYPSO WIRELESS, INC.

CERTIFICATE OF SERVICE

I hereby certify that on February 8, 2010, I caused a true and correct copy of the foregoing to be served on all counsel of record via the Court’s CM/ECF system, pursuant to Local Rule CV-5(a)(3). Kelly D. Stephens and Jimmy Williamson, P.C. are represented by the same attorneys who represent Drago Daic, and so will also be served via the Court’s CM/ECF system.

/s/ Anthony Miller/s/
Anthony Miller